EXHIBIT 99.1

June 1, 2006

John Hamilton,

Chairman & CEO,

RS Group of Companies, Inc.

200 Yorkland Blvd, Suite 200,

Toronto,

ON

Re: Resignation

Dear Mr Hamilton,

Due to the pressures of work and personal commitments, it is with sincere regret that I tender my resignation as director of RS Group of Companies Inc, effective June 5, 2006.

Wishing you and the company lots of success.

Yours faithfully,

Gavin Lange

cc.

Stephen Stonhill, Director

Charles Napper, Director

Kenneth Min, President